Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192189, 333-192320, 333-204827, and 333-204828 on Form S-8 of our reports dated March 10, 2016, relating to the consolidated financial statements and financial statement schedule of FTD Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 10, 2016